Exhibit 10.14

Mohawk Group, Inc.

37-40 E. 18th St, 7th Fl

New York, NY 10003

April 1, 2015

Yaniv Sarig

Dear Yaniv,

Mohawk Group, Inc (the “Company”), is super excited to offer you employment with the Company. We’re always looking for 10x’ers and think you have what it takes to be a Mohawker.

Position, Salary and Bonus Target. I am pleased to offer you the position listed below. You will receive an annual salary listed below, which will be paid biweekly and subject to a periodic review. You are eligible to participate in the Company bonus program; your annual bonus target will be the below percentage of the median salary for your peers in your position at your level. If at any point in your employment, your position / level changes, your annual bonus target may change. Bonuses under the Company bonus program are discretionary. The actual bonus amount could be larger or smaller than this amount, based on your performance and the performance of the Company. Whether a bonus will be awarded in a particular bonus period, and in what amount, is within Mohawk’s sole discretion. Please note that both your salary and bonus eligibility are subject to periodic review and may be modified in Mohawk’s discretion.

Title: Chief Executive Officer

Salary: $120,000

Annual Bonus Target: 20%

By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that I have enclosed with this letter.

Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 0 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2015 Equity Incentive Plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. You will vest in 25% of the option shares on the 12-month anniversary of your vesting commencement date and 1/48th of the total option shares will vest in monthly installments thereafter during continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Proprietary Information and Inventions Agreement.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity, including selling on Amazon, eBay, or other ecommerce platforms, without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

No Conflicts. It is the policy of the Company that employees neither disclose nor use any confidential information from prior employment while employed by the Company. If you have entered into specific non-disclosure agreements, non-compete agreements, non-solicitation agreements, or any other agreements with any previous employer that might affect your eligibility to be employed by us, restrict your freedom to lawfully recruit others to join our team, or otherwise limit the manner in which you may be employed, please provide us with a copy so that we can ensure that both you and the Company will be able to abide by the terms thereof if you are employed by the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. This offer is expressly contingent upon your providing us with these agreements prior to accepting this offer, or the Company waiving this contingency, in its sole discretion.

Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

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If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. We look forward to having you join the team!

Sincerely,

/s/ Asher Delug
Asher Delug
Mohawk Group, Inc.

ACCEPTED AND AGREED:

/s/ Yaniv Sarig
Yaniv Sarig

4/1/2015
Date

4/1/2015
Anticipated Start Date: April 1, 2015